Exhibit 99.1

FOR IMMEDIATE RELEASE

NICOLET NATIONAL BANK ACQUIRES BANK OF WAUSAU

Nicolet National Bank selected for FDIC-Assisted Transaction

Green Bay, Wisconsin, August 9, 2013 – Nicolet National Bank (Nicolet), a subsidiary of Nicolet Bankshares, Inc. (OTCBB: NCBS) announced today that it has entered into an agreement with the Federal Deposit Insurance Corporation (FDIC) to purchase certain of the assets and assume certain of the liabilities of the Bank of Wausau. The transaction is effective immediately, and under terms of the agreement, Nicolet will purchase selected Bank of Wausau assets and assume all of the deposits.

The branch location of Bank of Wausau, located at 2010 Stewart Avenue, will reopen on Saturday, August 10, 2013 at normal business hours as Nicolet National Bank. All deposits assumed by Nicolet will be backed by Nicolet’s liquidity and all FDIC-insured deposits assumed will continue to be insured by the FDIC up to the full amount provided by law.

Bob Atwell, CEO of Nicolet said, “We really like the Wausau area. This opportunity came about at the right time and we are excited about expanding our presence in Wausau.”

Nicolet President Mike Daniels said, “We welcome our new customers to Nicolet Bank. This is a positive transaction for both of the banks and the community. We are working hard to ensure a smooth transition for everyone.”

With the acquisition, Nicolet now operates twenty three branch locations serving Northeast and Central Wisconsin and the upper peninsula of Michigan.

About Nicolet National Bank

Nicolet National Bank is a growing, full-service, community bank providing services from commercial and consumer banking to wealth management and retirement plan services. Founded in Green Bay in 2000, Nicolet National Bank operates branches in Northeast and Central Wisconsin and the upper peninsula of Michigan. More information can be found at www.nicoletbank.com.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of the federal securities law. Statements in this release that are not strictly historical are forward-looking and based upon current expectations that may differ materially from actual results. These forward-looking statements, identified by words such as “will”, “expected”, “believe” and “prospects”, involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statement made herein. These risks and uncertainties involve general economic trends and changes in interest rates, increased competition, potential difficulties in integrating the operations of Nicolet and Bank of Wausau, regulatory or legislative developments affecting the financial industry generally or Nicolet specifically, changes in consumer demand for financial services, the possibility of unforeseen events affecting the industry generally or Nicolet specifically, the uncertainties associated with newly developed or acquired operations and market disruptions. Nicolet undertakes no obligation to release revisions to these forward-looking statements publicly to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required to be reported under the rules and regulations of the Securities and Exchange Commission.